EXHIBIT 99.1

Dear Wells REIT Investor:

Wells REIT timeline – where are we?

• Statement of investment objectives and intended use of net proceeds from offering • Commencement of receiving investor monies

•  Funds primarily used
for property
purchases

•  Portfolio achieves
greater diversification

•  Portfolio begins to
take shape in
accordance with
stated investment
objectives

•  Property assets are
actively monitored
and managed

•  Property assets are actively monitored and managed

•  Program matures and may experience:

•  Acquisitions

•  Lease renewals/new leases

•  Dispositions

-  Reinvestments

-  Payouts to investors

-  Additional acquisitions

•  Portfolio valuation/appraisal
completed Sept. 2005

•  Nears completion
of its life cycle

•  List:
May be listed on public
exchange — shares would
become tradable and may
be sold for cash

•  Extend:
Could be extended
by shareholder vote —
current program would
continue as is for a
specified period of time

•  Liquidate:
Assets may be sold or liquidated —
proceeds would be distributed to investors after payment of fees and expenses

In order to begin the Portfolio Valuation process and gain an accurate perspective on how the Wells REIT is doing in terms of its worth and financial health, we hired two respected third-party companies, including well-known global real estate consultant Cushman & Wakefield, to perform a full portfolio valuation. Completing the valuation places us one step closer to successfully bringing the Wells REIT through its full life cycle.

Relying on these companies’ expertise, we looked at each property’s estimated market value and the portfolio’s overall assets and liabilities to determine the estimated net asset value of the entire portfolio. We found that the Wells REIT is now worth approximately $4.3 billion, and as a result, the previous adjusted share price of $8.38 increased to a net asset value of $8.70 – a 32-cent increase.

Example: original share price paid	$10.00
Special distribution of net sale proceeds from 27-property sale sent on 6/15/05	- $1.62

Adjusted share price as of 6/15/05	$8.38

Estimated net asset value per share as of 9/30/05	$8.70

While no one can predict where real estate values will be when the Wells REIT reaches the Exit Strategies phase, you have every reason to feel good about how your Wells REIT investment is performing.

The dividend reinvestment plan price increases to $8.31 per share, which is 95.5% of the estimated net asset value per share of $8.70.

As we move forward and continue to manage the Wells REIT with an eye to the future, we appreciate your continued confidence in us. Thank you for investing in the Wells REIT and allowing us the opportunity to be good stewards of your money.

Sincerely,

Leo F. Wells III

President

Wells Real Estate Funds

Enclosure

cc: Financial Representative

The estimated share value was based upon information provided by an independent third-party based on the net asset value of Wells REIT as of September 30, 2005, is only an estimate, and is based on a number of assumptions and estimates which may not be accurate or complete. This estimated valuation was based upon an estimated valuation of the real estate portfolio of Wells REIT and took into consideration certain assets and liabilities of Wells REIT as of September 30, 2005. There were no liquidity discounts applied to this estimated valuation or discounts relating to the fact that Wells REIT is currently externally managed, and no attempt was made to value the company as an enterprise. Further, this should not be viewed as the amount a shareholder would receive in the event that Wells REIT were to liquidate its assets and distribute the proceeds to its shareholders since this valuation was not reduced by potential selling commissions or other costs of sale. An investment in shares of Wells REIT is illiquid because there is no current public market for the shares and, therefore, it can be difficult to sell the shares. In addition, the price received for any shares sold would likely be less than this estimated share value. Further, real estate markets fluctuate, and real estate values can decline in the future. For these reasons, shareholders of Wells REIT should not assume that they will be able to obtain this estimated share value for their shares, either currently or at any time in the future.

This correspondence contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and 21E of the Securities Exchange Act of 1934, including discussion and analysis of our financial condition and certain other matters. You should be aware that there are various factors that could cause actual results to differ materially from any forward-looking statements made herein, which include changes in general economic conditions, changes in real estate conditions, increases in interest rates, lease-up risks, inability to obtain new tenants upon the expiration of existing leases, inability to invest in properties on a timely basis or in properties that will provide targeted rates of return and the potential need to fund tenant improvements or other capital expenditures out of operating cash flow. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this correspondence. We do not make any representations or warranties (expressed or implied) about the accuracy of any such forward-looking statements.